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                                                                   Exhibit 10.60


                              SEVENTH AMENDMENT TO
                        DATA PROCESSING SERVICE AGREEMENT


     This seventh amendment to the Data Processing Service Agreement (the "Amendment") is made as of January 1, 1996 by and between American Mutual Life Insurance Company (AML, formerly Central Life Assurance Company), and AmerUs Bank (Bank).

     The parties hereto agree as follows:

     1. Background. AML and Bank entered into a Data Processing Service Agreement dated November 1, 1989 which was subsequently amended by the First Amendment dated September 30, 1990, the Second Amendment dated May 1, 1991, the Third Amendment dated October 1, 1991, the Fourth Amendment dated January 2, 1992, the Fifth Amendment dated July 1, 1993, and the Sixth Amendment dated September 1, 1995 (the "Agreement"). AML and Bank desire to modify the Agreement to update the charges for such services.

     2. Amendment. Effective January 1, 1996, the parties agree that AML will provide core data processing services to Bank under the following terms and pricing:

          - Basic core data processing, including printing, fiche, etc. per the attached schedule for $975,000 for calendar year 1996. All NSS and IBM hardware maintenance will be paid directly by Bank. This charge is based on 167,000 accounts

          - When the Bank's account level exceeds 167,000 accounts, any accounts over 167,000 but under 200,000 will be billed at $.25 per account. The 200,000th account and any account over 200,000 will be billed at $.20 per account.

          - In addition to the core data processing charges above, the Bank will purchase programming services from AML. AML agrees that for calendar year 1996, it will charge the following rates for those services:
                    Programming Supervisor             $65/hour
                    Senior Programmer/Analyst          $50/hour
                    Programmer                         $45/hour
                    Data Base Administrator            $65/hour

          - Designated representatives of AML and the Bank will meet on a quarterly basis to assess AML's performance and the Bank's satisfaction or lack thereof with that performance and agree to work together to achieve the level of service expected by the Bank.

          - By June 30, 1996, designated representatives of AML and the Bank will meet and agree on specific performance standards that AML will commit to meet. The parties further agree to establish a penalty structure for failure to meet those agreed upon performance standards.

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     3.   Term of the Amendment.  This amendment will continue in effect until
December 31, 2000, unless otherwise extended or terminated by mutual agreement of both parties. The per hour charges for programming services will be established by AML and provided to the Bank each year in the normal budgeting process and the Bank will agree on the number of hours it will use based on those rates. Nothing in this agreement shall bind the Bank to purchase programming services in the years after 1996.

     4. Continuation of all Other Terms and Conditions. All other terms and conditions contained in the Agreement and not specifically referred to and modified herein shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have duly executed the amendment as of the date first above written.



American Mutual Life Insurance Company       AmerUs Bank

By  /s/ George T. Eldridge,Jr.               By  /s/ Marcia S. Hanson
  ------------------------------------         ---------------------------------
    George T. Eldridge, Jr.                      Marcia S. Hanson
    Senior Vice President                        President, Chief Executive
                                                  Officer